UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2014

Date of Report (Date of earliest event reported)

CITADEL EFT, INC.

(Exact name of registrant as specified in its charter)

Wyoming	333-164882	80-0473573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Oceanside Blvd., # 8. Oceanside, California	92054
(Address of principal executive offices)	(Zip Code)

  (714) 730-8143

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.  REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.02   TERMINATION OF MATERIAL AGREEMENT

(A)

On February 14, 2014, the Registrant, Citadel EFT Inc., a Wyoming corporation (the “Company”) published a Form 8K with the Securities and Exchange Commission (the “Commission”) announcing the entry into a Material Agreement with Carbon Development, Inc. entitled “Joint Venture Agreement”, incorporated herein by reference. On or about the same date, the Company published a press release announcing this same agreement to the general public. The Agreement, while failing to establish a joint venture entity, pledged Brazilian National Treasury Bonds to the Company to attempt collateralization of the Bonds.

On March 21, 2014, the Security and Exchange Commission issued an enforcement Order, incorporated herein by reference, suspending the Company’s ability to trade its stock. The reasons for the suspension expressed in the Order pointed directly to the Commissions to the Brazilian National Treasury Bonds as a matter of their concern.

On March 22, 2014, the Company published a press release, incorporated herein as EXHIBIT 99.1, announcing the rescission the Joint Venture Agreement.   The Company stated the reason for this action was due to the questions raised by the Commission and that after review with counsel and accounting consultants determined the transaction failed to meet the Company’s accounting guidelines and procedures.

These procedures affect the manner in which the Company accounts for, among other things, investment, expansion and acquisition of new lines of business, the process by which public information is disseminated. The Company’s securities counsel and accounting consultants have insisted on greater due diligence of material matters and on a strict review of all corporate responsible parties before the Board of Directors enters into and makes public material agreements.

The Company has notified Carbon Development in writing of its decision to not to go forward with this Agreement. The Agreement was an “arms-length” Agreement. There is no relationship other than the Agreement between the parties.

2.

FINANCIAL INFORMATION

2.02

Results of Operations and Financial Condition

On March 10, 2014, the Company published a Form 8K with the Securities and Exchange Commission (the “Commission”) announcing the acquisition of documentation of a Standby Letter of Credit (the “SBLC”) in the amount of Fifty Million ($50) Dollars based upon a communication received by the Company regarding the Brazilian National Treasury Bonds bearing the face value of Three Billion ($3) US Dollars. On or about the same date the Company published a press release announcing the verification of the SBLC to the general public.

On March 21, 2014, the Security and Exchange Commission issued an enforcement Order suspending the Company’s ability to trade its stock. The reasons for the suspension expressed in the Order pointed directly to the Commissions to the Brazilian National Treasury Bonds and the use of SBLC financing as a matter of their concern.

On March 26, 2014, the Company published a press release, incorporated herein as EXHIBIT 99.1 announcing the rescission of any and all financing agreements relying upon obtaining an SBLC.   The Company stated the reason for this action was due to the questions raised by the Commission and that after review with counsel and accounting consultants determined the transaction failed to meet the Company’s accounting guidelines and procedures.

These procedures affect the manner in which the Company accounts for, among other things, investment, expansion and acquisition of new lines of business, the process by which public information is disseminated. The Company’s securities counsel and accounting consultants have insisted on greater due diligence of material matters and on a strict review of all corporate responsible parties before the Board of Directors enters into and makes public material agreements.

The Company first entered into an Agreement in the first quarter of the current fiscal year to participate in the SBLC financing agreement as one of multiple parties. The Company issued 4,400,000 restricted shares of its common stock to be held by the receiver of the shares in escrow for its participation in this financing arrangement. The Company in its first quarter financial statements reported as an expense $10,000,000 the fair market value of the shares issued. However, the Company has not recorded any value to the SBLC at the insistence of its accounting consultants and internal auditor,

The Company has notified the other parties to the financing agreement in writing of its decision to not to go forward with this Agreement. The Agreement was an “arms-length” Agreement. There is no relationship other than the Agreement between the parties. The Company is discussing with its legal counsel the form and manner in which to make demand for the consideration exchanged in this transaction.

3.

Securities and Trading Markets

3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 21, 2014, the Commission issued a temporary suspension of trading of the Company’s equities. The Company trades on the OTCBB under the symbol CDFT.

The Commission temporarily suspended trading the Company’s securities because of questions that have been raised about the accuracy and adequacy of publicly disseminated information concerning, among other things, the Company’s business operations and assets.

In particular the Commission expressed concerns about public statements relating to the matters hereinabove, particularly transaction involving standby letters of credit (“SLBC’s) and Brazilian Letras Tesouro Nacional (“LTN’s).  The Order suspends trading through April 3, 2014.

The Company, its legal counsel and accounting firm have been and remain in communication with the Commission regarding this matter. The Company has rescinded the transactions which are the subject of this suspension. It has adopted stricter accounting guidelines and procedures provided by its outside accounting firm which among other things include greater due diligence of material matters and public dissemination of material events only after strict review, including legal and accounting oversight, of the accuracy of the information disseminated.

EXBIBITS:  99.1

Press Release Dated March 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EFT, INC.
DATE: May 5, 2014	/s/ Gary DeRoos Name: Gary DeRoos Title: President/Chief Executive Officer

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